Exhibit 99.1

CONTACT:    Jon Faulkner
Chief Financial Officer
706-876-5814
jon.faulkner@dixiegroup.com

THE DIXIE GROUP REPORTS FOURTH QUARTER 2013 RESULTS

CHATTANOOGA, Tenn. (February 19, 2014) -- The Dixie Group, Inc. (NASDAQ:DXYN) today reported financial results for the year ended December 28, 2013. For the year of 2013, the Company had sales of $345,066,000 and income from continuing operations of $5,358,000, or $0.40 per diluted share, compared with sales of $266,372,000 and loss from continuing operations of $653,000, or $0.05 per diluted share for 2012. On a non-GAAP basis, adjusted income from continuing operations was $8,258,000 or $0.62 per diluted share for the year, compared with an adjusted income from continuing operations of $246,000, or $0.02 per diluted share in 2012.

For the fourth quarter of 2013, the Company had sales of $95,799,000 as compared with sales of $71,134,000 in the fourth quarter of 2012. Income from continuing operations for the fourth quarter of 2013 was $1,598,000 as compared with a loss of $413,000 in the same period in 2012. On a non-GAAP basis, adjusted income from operations was $1,906,000 in the fourth quarter of 2013 as compared to a loss of $69,000 on a non-GAAP basis for the fourth quarter of 2012.

Commenting on the results, Daniel K. Frierson, chairman and chief executive officer, said, “Our sales for the quarter were up 34.7% as compared to sales in the same quarter in the prior year, while the market was only up in the mid-single digits. Our residential product sales for the fourth quarter were up 30.5% on a year over year basis, while the market was only up in the mid-single digits for the comparable period. Our commercial product sales were up 45.5% for the fourth quarter on a year-over-year comparison, while the commercial market was only up in the mid-single digits basis. Our growth was strongest at the beginning of the quarter; however, our December sales were still up over 18% from the previous year’s December period.

“For the entire year of 2013, our sales increase was 29.5% compared to 2012. Our residential product sales were up 28.5% for the year compared to 2012, while the industry, we estimate, was up in the mid-single digit range. In the residential market in 2013, we successfully introduced new products, utilizing the Stainmaster® TruSoft™ and PetProtect™ line of fibers: products that we took a lead position in introducing to the marketplace. Additionally, we continued our double-digit growth in wool continuing our new product success in serving the high-end marketplace. The sales increase in commercial products was 30.1% as compared with an estimated market growth in the low single digits for 2013. Our commercial success over the last year was led by the successful launch of our Speak modular carpet tile and our Fit office remodel collections.

“Dixie’s performance since the historic downturn of 2008 - 2009 has been exceptional. Looking back at the period since 2009, our carpet product sales have grown 68%, while the industry, we estimate, grew only around 12%. During this period, our residential sales have grown 88% while the industry is up less than 10%. Commercially, we grew 28%, while we estimate the industry was up slightly greater than 15%. The growth we have seen has been driven by extensive investment in product, processes and people. The investments we have made have included both capital expenditures and operating cost, which have impacted our operating earnings during this time period. Our sample expense as a percent of carpet sales for the period of 2009-2013 were 32% higher than those for the period from 2006 through 2008. Over time, we anticipate our sample spending will return to a more normal rate or approximately one percentage point less than current S,G&A as a percentage of sales. In addition, we have invested in yarn processing, new tufting and rug technology, and new dyeing technology as we have grown out of this historic industry downturn. Specifically, we increased our Roanoke yarn capacity by over 40%. We purchased, upgraded, and increased the capacity of our Colormaster dyeing facility over the last 15 months. We purchased and started up our new space dye line, providing us with additional yarn capabilities. We acquired the top selling product lines from Gulistan and expanded our residential sales force. We invested in the Crown rug operation, moving it into our California facility and expanding its production capacity. We bought and are currently integrating the Robertex wool business into our Fabrica and Masland product lines.

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The Dixie Group Reports Fourth Quarter 2013 Results

February 19, 2014

“We brought in new management for our Masland Contract business, initiating a stream of new products to enhance our position within the specified commercial market. We upgraded our modular carpet tile processing equipment to lower cost and improve margins. Further, we launched the Avant product line in 2013 and recently announced both a joint venture and distribution agreement with Desso to expand our penetration in the high-end hospitality market and bring a new set of innovative cradle to cradle modular carpet tile products to the North American marketplace. Streamlining our distribution network is the remaining major investment needed to sustain this increase in sales growth. The consolidation of our warehousing and distribution system will be implemented over a 15-month time period at a cost of $2.4 million. We anticipate restructuring charges related to this consolidation of $1.3 million in 2014 and the remaining $1.1 million in 2015.

“Gross profit for the quarter was 23.8% as compared to 24.5% the same quarter the prior year. We had unusually high medical expense at the end of the quarter that lowered operating profit by 0.6%. Gross profit for the year was 24.8% as compared to 24.5% for full year of 2012. S,G&A was 21.5% for the fourth quarter of 2013 as compared to 23.8% for the fourth quarter of 2012. For the entire year, S,G&A was 22.2% versus 23.8% for 2012.

“Operating income was $1.8 million for the quarter or 1.9% and $8.6 million or 2.5% for the year. On a non-GAAP basis, operating income was $3.8 million or 3.9% for the quarter and $15.9 million or 4.6% for the year. The full year cost of manufacturing consolidation and business integration expenses was $5.1 million in cost of goods sold. These expenses included the integration and expansion of our Colormaster, Crown Rug, and Robertex acquisitions. In addition, they included the expansion of our Eton tufting, Roanoke yarn processing facilities, as well as the installation of our new space dye line. We anticipate $270 thousand of these related integration expenses in the first quarter of 2014. The full year cost of our marketing initiatives to launch the Avant brand and re-brand our Robertex wool products under the Fabrica and Masland names added another $1.8 million in cost to our S,G&A expenses in 2013. We anticipate $1.1 million of these selling related integration expenses in 2014.

“Working capital increased $18.7 million for the year, primarily due to higher inventory and receivables. Capital expenditures for 2013 were $13.3 million while capital assets purchased in a business combination were $1.9 million. Depreciation and amortization for 2013 was $10.3 million. We anticipate capital expenditures for 2014 to be approximately $16 million, while 2014 depreciation and amortization is projected to be approximately $12 million. Income taxes for the year were a credit of $643 thousand. Without $1.8 million in prior year tax credits and reversal of state income tax valuation allowances, our tax rate was 25.5%. We ended the year with $108 million in debt and availability of $32.6 million.

“Fourth quarter sales were stronger than anticipated, primarily due to very strong growth in the commercial category relative to sales of a year ago; in addition, our performance in all brands exceeded that of the industry as we reap the benefit of our significant investment in products, processes and people. Despite significant weather related issues for us and our customers, our sales in January were up 2.3% but our February sales to date are up 16.2%. We feel that the industry sales trend indicates a positive future, and the trend of rebounding housing and general market improvement is ongoing. We are optimistic that our growth will continue at greater than industry growth rates throughout 2014. As always, we continue to be dedicated to supplying our customers with the finest products of the highest quality,” Frierson concluded.”

A listen-only internet simulcast and replay of Dixie's conference call may be accessed with appropriate software at the Company's website at www.thedixiegroup.com. The simulcast will begin at approximately 11:00 a.m. Eastern Time on February 19, 2014. A replay will be available approximately two hours later and will continue for approximately 30 days. If internet access is unavailable, a listen-only telephonic conference will be available by dialing (913) 312-0376 and entering 3332732 at least ten minutes before the appointed time. A seven-day telephonic replay will be available two hours after the call ends by dialing (719) 457-0820 and entering 3332732 when prompted for the access code.

The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets, Dixie Home, Masland Contract and Avant brands.

Statements in this news release, which relate to the future, are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

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The Dixie Group Reports Fourth Quarter 2013 Results

February 19, 2014

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Operations
(unaudited; in thousands, except earnings per share)

	Three Months Ended		Twelve Months Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
NET SALES	$95,799	$71,134	$345,066	$266,372
Cost of sales	72,974	53,739	259,427	201,000
GROSS PROFIT	22,825	17,395	85,639	65,372
Selling and administrative expenses	20,590	16,959	76,554	63,489
Other operating expense, net	422	21	494	68
OPERATING INCOME	1,813	415	8,591	1,815
Interest expense	996	877	3,756	3,146
Other (income) expense, net	4	3	26	(277)
Refinancing expenses	—	—	94	—
Income (loss) from continuing operations before taxes	813	(465)	4,715	(1,054)
Income tax provision (benefit)	(785)	(52)	(643)	(401)
Income (loss) from continuing operations	1,598	(413)	5,358	(653)
Loss from discontinued operations, net of tax	(1)	(2)	(68)	(274)
NET INCOME (LOSS)	$1,597	$(415)	$5,290	$(927)

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.12	$(0.03)	$0.40	$(0.05)
Discontinued operations	(0.00)	(0.00)	(0.01)	(0.02)
Net income (loss)	$0.12	$(0.03)	$0.39	$(0.07)

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.12	$(0.03)	$0.40	$(0.05)
Discontinued operations	(0.00)	(0.00)	(0.01)	(0.02)
Net income (loss)	$0.12	$(0.03)	$0.39	$(0.07)

Weighted-average shares outstanding:
Basic	12,781	12,662	12,737	12,638
Diluted	12,924	12,662	12,852	12,638

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The Dixie Group Reports Fourth Quarter 2013 Results

February 19, 2014

THE DIXIE GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	December 28, 2013	December 29, 2012
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$255	$491
Receivables, net	44,063	32,469
Inventories	93,667	72,245
Other	11,804	9,850
Total Current Assets	149,789	115,055

Property, Plant and Equipment, Net	74,485	69,483
Other Assets	24,592	17,232
TOTAL ASSETS	$248,866	$201,770

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$47,881	$34,038
Current portion of long-term debt	6,229	4,059
Total Current Liabilities	54,110	38,097

Long-Term Debt	101,759	80,166
Deferred Income Taxes	4,072	3,824
Other Liabilities	18,154	15,637
Stockholders' Equity	70,771	64,046
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$248,866	$201,770

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The Dixie Group Reports Fourth Quarter 2013 Results

February 19, 2014

Use of Non-GAAP Financial Information:
(in thousands)

The Company believes that non-GAAP performance measures, which management uses in evaluating the Company's business, may provide users of the Company's financial information with additional meaningful bases for comparing the Company's current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, the non-GAAP performance measures should be viewed in addition to, not as an alternative for, the Company's reported results under accounting principles generally accepted in the United States.

	Three Months Ended		Twelve Months Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
Adjusted Net Income (Loss):

Net Income (Loss)	$1,597	$(415)	$5,290	$(927)
Loss from Discontinued Operations	(1)	(2)	(68)	(274)
Income (Loss) from Continuing Operations	1,598	(413)	5,358	(653)
Plus: Mfg Expansion & Business Integration in COGS	982	529	5,105	1,383
Plus: Mfg Expansion & Business Integration in S,G&A	597	—	1,831	—
Plus: Mfg Expansion & Business Integration in Other	367	—	367	—
Plus: Tax Effect of Mfg & Business Integration	(681)	(185)	(2,556)	(484)
Plus: Prior Years Tax Credits and Valuation Reserve Changes	(957)	—	(1,847)	—
Adjusted Income (Loss) from Continuing Operations	1,906	(69)	8,258	246
Loss from Discontinued Operations	(1)	(2)	(68)	(274)
Adjusted Net Income (Loss)	$1,905	$(71)	$8,190	$(28)

Weighted-average diluted shares outstanding:	12,924	12,662	12,852	12,638
Diluted EPS from Continuing Operations	$0.12	$(0.03)	$0.40	$(0.05)
Diluted EPS from Net Income (Loss)	$0.12	$(0.03)	$0.39	$(0.07)

Adjusted Diluted EPS from Continuing Operations	$0.14	$(0.01)	$0.62	$0.02
Adjusted Diluted EPS from Net Income (Loss)	$0.14	$(0.01)	$0.61	$0.00

Adjusted Gross Profit:

Net Sales	$95,799	$71,134	$345,066	$266,372
Gross Profit	22,825	17,395	85,639	65,372
Plus: Mfg Expansion & Business Integration in COGS	982	529	5,105	1,383
Adjusted Gross Profit	$23,807	$17,924	$90,744	$66,755

Gross profit margin as % of net sales	23.8%	24.5%	24.8%	24.5%
Adjusted gross profit margin as a % of net sales	24.9%	25.2%	26.3%	25.1%

Adjusted Operating Income:

Net Sales	$95,799	$71,134	$345,066	$266,372
Operating Income	1,813	415	8,591	1,815
Plus: Mfg Expansion & Business Integration in COGS	982	529	5,105	1,383
Plus: Mfg Expansion & Business Integration in S, G&A	597	—	1,831	—
Plus: Mfg Expansion & Business Integration in Other	367	—	367	—
Adjusted Operating Income	$3,759	$944	$15,894	$3,198

Operating income as % of net sales	1.9%	0.6%	2.5%	0.7%
Adjusted operating income as a % of net sales	3.9%	1.3%	4.6%	1.2%

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The Dixie Group Reports Fourth Quarter 2013 Results

February 19, 2014

	Three Months Ended		Twelve Months Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
Adjusted Income Tax Provision (Benefit):

Income Before Taxes	813	(465)	4,715	(1,054)
Income Tax Provision (Benefit)	(785)	(52)	(643)	(401)
Plus: Prior Years Tax Credits and Valuation Reserve Changes	(957)	—	(1,847)	—
Adjusted Income Tax Provision (Benefit)	172	(52)	1,204	(401)

Income tax as % of income before taxes	(96.6)%	11.2%	(13.6)%	38.0%
Adjusted income tax as % of income before taxes	21.2%	11.2%	25.5%	38.0%

Further non-GAAP reconciliation data, including Non-GAAP Adjusted Operating Income, Adjusted EBIT and Adjusted EBITDA, are available at www.thedixiegroup.com under the Investor Relations section.

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